Exhibit 99.1

                                                           For Immediate Release
                                                           Contact: Cindy McCann
                                                        VP of Investor Relations
                                                                    512.542.0204

                WHOLE FOODS MARKET REPORTS THIRD QUARTER RESULTS
            DILUTED EPS INCREASE 27% TO $0.37 ON 18% SALES INCREASE;
  COMPARABLE STORES SALES INCREASE 9.9% ON TOP OF 15.2% INCREASE IN PRIOR YEAR;
       COMPANY EXPECTS FISCAL YEAR 2007 GROWTH IN OPERATING INCOME BEFORE
                      PRE-OPENING IN LINE WITH SALES GROWTH

AUSTIN, Texas, July 31 /PRNewswire-FirstCall/ -- Whole Foods Market, Inc. (NASDAQ: WFMI) today reported sales and earnings for the 12-week quarter ended July 2, 2006. For the quarter, sales increased 18% to $1.3 billion driven by 14% weighted average square footage growth and 9.9% comparable store sales growth. Sales in identical stores (excluding two relocated stores and one major expansion) increased 9.6%. Net income increased 33% to $53.9 million, diluted earnings per share increased 27% to $0.37, operating cash flow per share was $0.86, and Economic Value Added (EVA) improved $11.0 million to $20.6 million. These results include approximately $1.4 million in non-cash share-based compensation expense and approximately $3.7 million in pre-tax credits for insurance proceeds and other adjustments related to Hurricane Katrina.

For the 40-week period ended July 2, 2006, sales increased 20% to $4.3 billion driven by 14% weighted average square footage growth and comparable store sales growth of 11.7%. Sales in identical stores (excluding four relocated stores and one major expansion) increased 10.9%. Net income increased 29% to $164.0 million, diluted earnings per share increased 21% to $1.13, operating cash flow per share was $2.35, and Economic Value Added (EVA) improved $28.5 million to $56.1 million. These results include approximately $4.5 million in non-cash share-based compensation expense and approximately $7.2 million in pre-tax credits for insurance proceeds and other adjustments related to Hurricane Katrina.

The following table shows the Company's growth in sales, comparable store sales, and square footage year to date compared to its historical five-year ranges and average results, highlighting the Company's strong historical and year-to-date performance.

                                                             FIVE-YEAR FY RANGE       FIVE-YEAR        FY06
                                                          ------------------------    ----------    ----------
                                                              LOW          HIGH       FY AVERAGE        YTD
                                                          ----------    ----------    ----------    ----------
Sales growth                                                    17.0%         22.8%         20.7%         20.4%
Comparable store sales growth                                    8.6%         14.9%         11.1%         11.7%
Two-year comps (sum of two years)                               17.8%         27.8%         21.4%         24.3%
Weighted average square footage growth                             9%           17%           14%           14%

"We are very pleased to report 9.9% comparable store sales growth for the quarter given our tough 15.2% comparison in the prior year. This translates to a 25.1% two-year comp in the third quarter, the highest we have produced this year," said John Mackey, chairman, chief executive officer, and co-founder of Whole Foods Market. "We continue to expect comparable store sales growth for the full year of 10% to 12% which will mark our third year of double-digit comp sales growth."

--------------------------------------------------------------------------------

          Whole Foods Market, Inc. 550 Bowie Street Austin, Texas 78703
                          512.477.5566 fax 512.482.7204
                         http://www.wholefoodsmarket.com

The following table breaks out additional information on the quarter for comparable stores and all stores, highlighting the Company's strong performance throughout its store base.

                                                           AVERAGE       AVERAGE         NOPAT         # OF
COMPARABLE STORES                                            SIZE         COMPS          ROIC*        STORES
-------------------------------------------------------   ----------    ----------    ----------    ----------
Over 11 years old                                             28,700           7.4%           87%           45
Between eight and 11 years old                                29,600           7.8%           80%           35
Between five and eight years old                              32,400           8.9%           49%           39
Between two and five years old                                36,900          12.8%           30%           37
Less than two years old (includes four relocations)           45,000          18.6%            9%           14
                                                          ----------    ----------    ----------    ----------
All comparable stores (7.7 years old, average
 age s.f. adjusted)                                           32,900           9.9%           46%          170
All stores (6.9 years old, average age s.f. adjusted)         34,000                          39%          183

*    Includes pre-opening expense

Gross profit consists of sales less cost of goods sold and occupancy costs plus the contribution from non-retail distribution and food preparation operations. Gross profit improved four basis points to 35.3% of sales. These results include a $0.9 million credit for inventory adjustments related to Hurricane Katrina and a LIFO charge of $0.8 million versus no charge in the third quarter last year. For stores in the comparable store base, gross profit improved 26 basis points to 35.4% of sales.

Direct store expenses improved 15 basis points to 25.1% of sales. Direct store expenses include a $1.2 million credit for asset adjustments related to Hurricane Katrina. For stores in the comparable store base, direct store expenses improved 54 basis points to 24.6% of sales.

G&A expenses improved 21 basis points to 3.3% of sales.

The following table shows the Company's year-to-date results for certain line items as a percentage of sales compared to its historical five-year ranges and average results, highlighting that these results have been very consistent on an annualized basis over time.

                                                             FIVE-YEAR FY RANGE        FIVE-YEAR       FY06
                                                          ------------------------    ----------    ----------
HISTORICAL AND CURRENT PERFORMANCE                           LOW           HIGH       FY AVERAGE       YTD
-------------------------------------------------------   ----------    ----------    ----------    ----------
Gross profit                                                    34.2%         35.1%         34.7%         35.0%
Direct store expenses                                           25.2%         26.0%         25.5%         25.3%
G&A                                                              3.1%          3.6%          3.3%          3.2%

Pre-opening and relocation costs were $7.9 million of which approximately $5.1 million was pre-opening rent and approximately $1.6 million was accelerated depreciation related to relocations.

Net interest and other income increased $2.9 million to $5.6 million. Interest and other income includes $1.6 million of business-interruption insurance proceeds related to Hurricane Katrina.

Including $1.4 million in pre-tax share-based compensation expense, net income increased 33% to $53.9 million or 4.0% of sales, and fully diluted earnings per share increased 27% to $0.37.

--------------------------------------------------------------------------------

          Whole Foods Market, Inc. 550 Bowie Street Austin, Texas 78703
                          512.477.5566 fax 512.482.7204
                         http://www.wholefoodsmarket.com

During the quarter, the Company produced $125 million in cash flow from operations, received $41 million in proceeds from the exercise of stock options and paid approximately $21 million to shareholders in cash dividends. Year to date, the Company has produced $342 million in cash flow from operations, received $209 million in proceeds from the exercise of stock options and paid approximately $337 million to shareholders in cash dividends.

Capital expenditures in the quarter were $74 million of which $45 million was for new stores and $29 million was for remodels and other. Capital expenditures year to date have totaled $198 million of which $111 million was for new stores and $86 million was for remodels and other. During the quarter, the Company retired its senior notes making the final $5.7 million principal payment in May. The Company's total cash and investments were approximately $397 million at the end of the quarter, and total long-term debt consisting primarily of zero coupon convertible debentures was approximately $9 million.

At July 2, 2006, the Company had investments in short-term variable rate demand obligations (VRDOs) totaling approximately $274 million included in "short-term investments - available-for-sale securities" on the accompanying balance sheet. These investments are generally tax-free municipal obligations with contractual maturities of less than 90 days. Historically, most companies have classified investments in VRDOs as cash equivalents due to their liquidity. Based on information about a recent clarification of the preferred balance sheet classification of VRDOs, the Company has elected to classify its VRDO investments in "short-term investments".

NEW STORE DEVELOPMENT

In the third quarter, the Company opened one new store in Greenville, SC and closed a 2,600 square foot Fresh & Wild store in the U.K. In the fourth quarter, the Company plans to open four stores averaging 58,000 square feet in size, one of which is a relocation. Three of these stores are expected to open at the end of the quarter.

The Company continues to add to its store development pipeline with the recent signing of eight new store leases averaging 55,000 square feet in size which are as follows: Dublin, CA; Oxnard, CA; Los Angeles, CA; Denver, CO; Connecticut; Florida; Schaumburg, IL; and New Jersey. In addition, the Company has signed a lease to expand its store in Boulder, CO from 39,000 square feet to 74,000 square feet.

The following table provides additional information about the Company's new store openings over the last four quarters, leases currently tendered, and store development pipeline for stores scheduled to open through fiscal year 2009.

                                                           STORES OPENED       LEASES           LEASES
NEW STORE INFORMATION                                     LAST FOUR QTRS      TENDERED          SIGNED*
-------------------------------------------------------   --------------   --------------   --------------
Number of stores (including relocations)                              14               14               86
Number of relocations                                                  1                2               16
New markets                                                            6                2               17
Average store size (gross square feet)                            50,400           53,900           55,400
    As a percentage of existing store average size                   148%             159%             163%
Total square footage                                             705,000          755,000        4,847,000
    As a percentage of existing square footage                        11%              12%              78%
Average pre-opening expense per store                       $2.1 million                -                -
Average tender period*                                        9.6 months                -                -

*Includes leases tendered

GROWTH GOALS FOR FISCAL YEAR 2006

For fiscal year 2006, the Company expects sales growth in the range of 18% to 21%, comparable store sales growth of 10% to 12%, and weighted average square footage growth in line with its 14% historical average.

--------------------------------------------------------------------------------

          Whole Foods Market, Inc. 550 Bowie Street Austin, Texas 78703
                          512.477.5566 fax 512.482.7204
                         http://www.wholefoodsmarket.com

The Company expects non-cash share-based compensation expense of approximately $2 million to $3 million and pre-opening and relocation costs of approximately $13 to $15 million in the fourth quarter.

Capital expenditures for the year are now expected to be in the range of $310 million to $330 million.

Based on the Company's better-than-expected year-to-date diluted earnings per share of $1.13, the Company now expects diluted earnings per share growth in fiscal year 2006 to be in line with or slightly higher than sales growth. As previously stated, this guidance excludes the $16.5 million in costs relating to Hurricane Katrina in fiscal year 2005, share-based compensation expense in fiscal years 2005 and 2006, and uses a 40% tax rate in both years.

GROWTH GOALS FOR FISCAL YEAR 2007 AND BEYOND

The Company notes that fiscal year 2007 will be a 53-week year, with the fifty-third week occurring in the fourth quarter. For fiscal year 2007, on a 52-week to 52-week basis, the Company expects total sales growth of 15% to 20%.

The Company expects growth in operating income before pre-opening and relocation costs to be in line with sales growth.

Ten of the Company's 14 tendered stores, representing approximately 520,000 square feet, are expected to open in fiscal year 2007. This 520,000 square feet is equal to roughly 78% of the square footage expected to open in all of fiscal year 2006, and the Company expects to announce additional stores tendered for openings in 2007 over the next two quarters.

The anticipated acceleration in leases tendered and square footage opening in 2007 is expected to result in materially higher pre-opening and relocation expense year over year which, in turn, is expected to impact the Company's diluted earnings per share growth.

Longer term, the Company's goal is to reach $12 billion in sales in 2010.

ABOUT WHOLE FOODS MARKET:

Founded in 1980 in Austin, Texas, Whole Foods Market(R) is a Fortune 500 company and the largest natural and organic foods retailer. The Company had sales of $4.7 billion in fiscal year 2005 and currently has 183 stores in the United States, Canada and the United Kingdom.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements. These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the Company's SEC reports, including the reports on Form 10-K and 10-K/A Amendment No. 1 for the fiscal year ended September 25, 2005. The Company does not undertake any obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT. The dial in number is 1-800-540-0559 and the conference ID is "Whole Foods." A simultaneous audio webcast will be available at http://www.wholefoodsmarket.com.

--------------------------------------------------------------------------------

          Whole Foods Market, Inc. 550 Bowie Street Austin, Texas 78703
                          512.477.5566 fax 512.482.7204
                         http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

                                                                  Twelve weeks ended             Forty weeks ended
                                                              ---------------------------   ---------------------------
                                                                 July 2,        July 3,        July 2,        July 3,
                                                                  2006           2005           2006           2005
                                                              ------------   ------------   ------------   ------------
Sales                                                         $  1,337,886   $  1,132,736   $  4,316,359   $  3,586,222
Cost of goods sold and occupancy costs                             866,260        733,931      2,806,298      2,327,103
  Gross profit                                                     471,626        398,805      1,510,061      1,259,119
Direct store expenses                                              335,555        285,804      1,090,463        910,497
  Store contribution                                               136,071        113,001        419,598        348,622
General and administrative expenses                                 43,955         39,618        138,265        114,792
  Operating income before pre-opening and relocation costs          92,116         73,383        281,333        233,830
Pre-opening and relocation costs                                     7,860          8,777         23,675         25,641
  Operating income                                                  84,256         64,606        257,658        208,189
Other income (expense):
Interest expense                                                        (8)          (163)           (11)        (2,213)
Investment and other income                                          5,581          2,868         15,731          6,175
  Income before income taxes                                        89,829         67,311        273,378        212,151
Provision for income taxes                                          35,931         26,924        109,351         84,860
  Net income                                                  $     53,898   $     40,387   $    164,027   $    127,291

  Basic earnings per share                                    $       0.38   $       0.31   $       1.18   $       0.99
  Weighted average shares outstanding                              140,712        131,797        139,062        128,625

  Diluted earnings per share                                  $       0.37   $       0.29   $       1.13   $       0.93
  Weighted average shares outstanding, diluted basis               145,925        140,745        145,567        139,160

  Dividends per share                                         $       0.15   $       0.13   $       2.45   $       0.35

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows (in thousands):

                                                                   Twelve weeks ended            Forty weeks ended
                                                              ---------------------------   ---------------------------
                                                                July 2,        July 3,         July 2,        July 3,
                                                                  2006          2005            2006           2005
                                                              ------------   ------------   ------------   ------------
Net income (numerator for basic earnings per share)           $     53,898   $     40,387   $    164,027   $    127,291
Interest on 5% zero coupon convertible subordinated
  debentures, net of income taxes                                       61            483            225          2,441
Adjusted net income (numerator for diluted earnings
  per share)                                                  $     53,959   $     40,870   $    164,252   $    129,732
Weighted average common shares outstanding (denominator
  for basic earnings per share)                                    140,712        131,797        139,062        128,625
Potential common shares outstanding:
  Assumed conversion of 5% zero coupon convertible
  subordinated debentures                                              335          2,752            378          4,284
  Assumed exercise of stock options                                  4,878          6,196          6,127          6,251
Weighted average common shares outstanding and
  potential additional common shares outstanding
  (denominator for diluted earnings per share)                     145,925        140,745        145,567        139,160

  Basic earnings per share                                    $       0.38   $       0.31   $       1.18   $       0.99
  Diluted earnings per share                                  $       0.37   $       0.29   $       1.13   $       0.93

--------------------------------------------------------------------------------

          Whole Foods Market, Inc. 550 Bowie Street Austin, Texas 78703
                          512.477.5566 fax 512.482.7204
                         http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Balance Sheets
July 2, 2006 and September 25, 2005
(In thousands)


Assets                                                      2006          2005
------------------------------------------------------   ----------    ----------
Current assets:
Cash and cash equivalents                                $   47,745    $  308,524
Short-term investments - available-
 for-sale securities                                        274,728             -
Restricted cash                                              59,371        36,922
Trade accounts receivable                                    68,770        66,682
Merchandise inventories                                     209,151       174,848
Deferred income taxes                                        51,899        39,588
Prepaid expenses and other current assets                    31,282        45,965
 Total current assets                                       742,946       672,529
Property and equipment, net of accumulated
 depreciation and amortization                            1,137,768     1,054,605
Long-term investments - available-
 for-sale securities                                         15,121             -
Goodwill                                                    113,494       112,476
Intangible assets, net of accumulated
 amortization                                                35,308        21,990
Deferred income taxes                                        29,214        22,452
Other assets                                                  4,954         5,244
 Total assets                                            $2,078,805    $1,889,296


Liabilities And Shareholders' Equity                        2006          2005
------------------------------------------------------   ----------    ----------
Current liabilities:
Current installments of long-term
 debt and capital lease obligations                      $       97    $    5,932
Trade accounts payable                                      120,710       103,348
Accrued payroll, bonus and other
 benefits due team members                                  150,618       126,981
Dividends payable                                            21,177        17,208
Other current liabilities                                   228,261       164,914
 Total current liabilities                                  520,863       418,383
Long-term debt and capital lease
 obligations, less current installments                       8,538        12,932
Deferred rent liability                                     107,480        91,775
Other long-term liabilities                                      84           530
 Total liabilities                                          636,965       523,620
Shareholders' equity:
Common stock, no par value, 300,000
 shares authorized;
 141,689 and 136,017 shares issued;
 141,181 and 135,908 shares outstanding
 in 2006 and 2005, respectively                           1,125,371       874,972
Accumulated other comprehensive income                        7,002         4,405
Retained earnings                                           309,467       486,299
 Total shareholders' equity                               1,441,840     1,365,676
Commitments and contingencies
 Total liabilities and shareholders'
  equity                                                 $2,078,805    $1,889,296

--------------------------------------------------------------------------------

          Whole Foods Market, Inc. 550 Bowie Street Austin, Texas 78703
                          512.477.5566 fax 512.482.7204
                         http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows
(In thousands)

                                                            Forty weeks ended
                                                         ------------------------
                                                          July 2,        July 3,
                                                            2006          2005
                                                         ----------    ----------
Cash flows from operating activities
Net income                                               $  164,027    $  127,291
Adjustments to reconcile net income to
 net cash provided by operating activities:
    Depreciation and amortization                           118,648       101,009
    Loss (gain) on disposition of assets                     (1,001)        4,844
    Share-based compensation                                  4,383         1,742
    Deferred income tax expense (benefit)                   (19,073)       (1,943)
    Excess tax benefit related to
     exercise of employee stock options                     (55,494)       42,358
    Interest accretion on long-term debt                        367         3,977
    Deferred rent                                            13,547        15,914
    Other                                                       595         5,197
    Net change in current assets and
     liabilities:
      Trade accounts receivable                              (2,089)        1,170
      Merchandise inventories                               (37,303)      (20,654)
      Prepaid expense and other
       current assets                                        (5,749)       (3,996)
      Trade accounts payable                                 17,362        12,023
      Accrued payroll, bonus and other
       benefits due team members                             23,637        24,455
      Other accrued expenses                                120,161        20,494
  Net cash provided by operating activities                 342,018       333,881
Cash flows from investing activities
Development costs of new store locations                   (111,482)     (152,794)
Other property, plant and equipment
 expenditures                                               (86,335)      (82,159)
Acquisition of intangible assets                            (16,204)            -
Purchase of available-for-sale securities                  (497,071)            -
Sale of available-for-sale securities                       209,110             -
Increase in restricted cash                                 (22,449)       (9,924)
Decrease in notes receivable                                      -        13,500
  Net cash used in investing activities                    (524,431)     (231,377)
Cash flows from financing activities
Dividends paid                                             (336,889)      (37,850)
Issuance of common stock                                    208,641        70,885
Excess tax benefit related to exercise
 of employee stock options                                   55,494             -
Payments on long-term debt and capital
 lease obligations                                           (5,612)       (5,872)
  Net cash provided by (used in)
   financing activities                                     (78,366)       27,163
Net change in cash and cash equivalents                    (260,779)      129,667
Cash and cash equivalents at beginning
 of period                                                  308,524       194,747
Cash and cash equivalents at end of period               $   47,745    $  324,414

Supplemental disclosure of cash flow information:
  Interest paid                                          $      531    $      910
  Federal and state income taxes paid                    $   18,679    $   48,431
Non-cash transactions:
  Conversion of convertible debentures
   into common stock                                     $    4,910    $  147,302

--------------------------------------------------------------------------------

          Whole Foods Market, Inc. 550 Bowie Street Austin, Texas 78703
                          512.477.5566 fax 512.482.7204
                         http://www.wholefoodsmarket.com

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands)

     In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Economic Value Added ("EVA") in the press release as additional information about its operating results. This measure is not in accordance with, or an alternative to, GAAP. The Company's management believes that this presentation provides useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses this measure for reviewing the financial results of the Company and for incentive compensation and capital planning purposes. The following is a tabular reconciliation of this non-GAAP financial measure to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

                               Twelve weeks ended         Forty weeks ended
                             -----------------------   -----------------------
                               July 2,      July 3,      July 2,     July 3,
EVA                             2006         2005         2006         2005
--------------------------   ----------   ----------   ----------   ----------
Net income                   $   53,898   $   40,387   $  164,027   $  127,291
Provision for income taxes       35,931       26,924      109,351       84,860
EVA adjustments*                  4,176        4,091       10,780        9,409
  NOPBT                          94,005       71,402      284,158      221,560
Income taxes (40%)               37,602       28,561      113,663       88,624
  NOPAT                          56,403       42,841      170,495      132,936
Capital Charge                   35,815       33,225      114,413      105,310
  EVA                        $   20,588   $    9,616   $   56,082   $   27,626

* GAAP amounts not included in EVA include interest expense, gains and losses on the disposition of assets, accelerated depreciation and share-based compensation.

SOURCE  Whole Foods Market, Inc.
    -0-                             07/31/2006
    /CONTACT:  Cindy McCann, VP of Investor Relations of
Whole Foods Market, Inc., +1-512-542-0204/
    /Web site:  http://www.wholefoodsmarket.com /
    (WFMI)

--------------------------------------------------------------------------------

          Whole Foods Market, Inc. 550 Bowie Street Austin, Texas 78703
                          512.477.5566 fax 512.482.7204
                         http://www.wholefoodsmarket.com
                                       -8-